31 October 2023

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Harmony Gold Mining Company Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 16F of Form 20-F of Harmony Gold Mining Company Limited dated 31 October 2023. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers Inc.
Johannesburg, Republic of South Africa

PricewaterhouseCoopers Inc., 4 Lisbon Lane, Waterfall City, Jukskei View, 2090
Private Bag X36, Sunninghill, 2157, South Africa
T: +27 (0) 11 797 4000, F: +27 (0) 11 209 5800, www.pwc.co.za